Exhibit 3.16

CERTIFICATE OF FORMATION

OF

MOP MIDSTREAM HOLDINGS LLC

1. The name of the limited liability company is MOP Midstream Holdings LLC.

2. The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of MOP Midstream Holdings LLC this 20th day of March, 2012.

Chris Booth, Authorized Person